Exhibit 5.1

[Letterhead of Hunton & Williams LLP]

August 27, 2004

Board of Directors

Massey Energy Company

4 North 4th Street

Richmond, Virginia 23219

Registration Statement on Form S-8

Relating to Massey Energy Company

Stock Plan for Non-Employee Directors

Ladies and Gentlemen:

We have acted as counsel for Massey Energy Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on or about August 27, 2004 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to shares of the Company’s common stock, $0.625 par value (the “Plan Shares”), issuable pursuant to Massey Energy Company’s Stock Plan for Non-Employee Directors (the “Plan”), as referenced in the Registration Statement.

In rendering this opinion, we have relied upon, among other things, our examination of the Plan and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2. The Plan Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

Board of Directors

Massey Energy Company

August 27, 2004

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We do not undertake to advise you of any changes in the opinions expressed herein based on matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP